Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 1-K of our report dated June 13, 2025 (which includes an explanatory paragraph relating to going concern) with respect to the balance sheets of Global Health Solutions Inc. dba Turn Therapeutics as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), cash flows for each of the two years in the period ended December 31, 2024, and the related notes to the financial statements, which reports appears in the Form 1-K.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 27, 2025